Exhibit 99.1

United Rentals, Inc.
100 First Stamford Place
Stamford, CT 06902
tel: 203 622-3131
fax: 203 622-6080

unitedrentals.com

United Rentals Appoints Jessica Graziano as

Controller and Principal Accounting Officer

STAMFORD, Conn. – December 1, 2014 – United Rentals, Inc. (NYSE:URI) today announced that it has appointed Jessica Graziano as vice president – controller and principal accounting officer, effective today.

Ms. Graziano brings more than a decade of senior financial management experience to United Rentals. She most recently served as senior vice president, chief accounting officer and corporate controller for Revlon, Inc.; and previously held senior positions with Revlon’s global finance and customer finance operations. Earlier, she served as director of financial planning and analysis, director of internal audit and manager of corporate financial reporting for UST, Inc. (now Altria Group); and was a senior financial analyst with Sturm, Ruger & Company, Inc.

William Plummer, United Rentals executive vice president and chief financial officer, said, “We’re delighted to welcome Jessica to United Rentals. She brings deep experience to her new positions, as well as an understanding of the financial dynamics that catalyze profitable growth. I look forward to working closely with Jessica as a key member of our senior financial team.”

Ms. Graziano holds a degree in accounting from Villanova University and an M.B.A. from Fairfield University. She is also a certified public accountant. Ms. Graziano replaces John Fahey, who has been named United Rentals vice president – financial planning and analysis.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 882 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 12,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,300 classes of equipment for rent with a total original cost of $8.61 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at www.UnitedRentals.com.

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Contact:

Fred Bratman

(203) 618-7318

Cell: (917) 847-4507

fbratman@ur.com